EXHIBIT 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20080149186-59
Filing Date and Time 03/04/2008 1:45 PM Equity Number C1624-2004

USE BLACK INK ONLY – DO NOT HIGHLIGHT     ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Purs uant to NRS 78.385 and 78.390 – After issuance of Stock)

1.   Name of corporation:

Sterling Gold Corp.

2.  The articles have been amended as follows (provide article numbers, if available):

“Article 1. Name of Corporation” which currently reads “Sterling Gold Corp.” is hereby amended to read “iDcentrix, Inc.”

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have been voted in favor of the amendment is:      55.46%

4.   Effective date of filing (optional):         3/10/08

5.  Officer Signature (Required):      X /s/ Francine Dubois

*If any proposed amendment would alter or change any preference or any initiative or other right given to any class or series of outstanding shares, then the amendment must be approved by vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.